EXHIBIT 10.6
AMENDMENT TO
CONSULTING AGREEMENT
          AMENDMENT (this “Amendment”), by and between Coleman Cable, Inc., a Delaware corporation (“Coleman”) and Nachum Stein, an individual (the “Consultant”), will become effective upon consummation of the offering of Coleman’s common stock under Rule 144A of the Securities Act of 1933, with Friedman, Billings, Ramsey & Co., Inc. acting as initial purchaser and placement agent, provided that such offering is consummated before October 31, 2006.
          WHEREAS, Coleman and the Consultant have previously entered into a Consulting Agreement, dated as of October 1, 2004 (the “Agreement”); and
          WHEREAS, pursuant to Section 6.6 of the Agreement, Coleman and the Consultant desire to amend the Agreement as hereinafter set forth.
          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:
1.	The recital in Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

Duties and Obligations of Consultant. Consultant shall (i) provide advice and counsel on business planning and strategy, including, among other things, (a) monitoring merger and acquisition activity, (b) identifying potential acquisition targets, (c) advising on the structure of potential transactions, and (d) providing negotiating assistance; and (ii) provide reports to Coleman’s Board of Directors regarding these activities.

2.	The recital in Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

Consulting Fees. In consideration of the Consultant providing the designated services for Coleman as set forth herein, Coleman agrees to pay the Consultant an annual fee in the amount of $175,000, payable quarterly, beginning July 1, 2006.

3.	The recital in Section 5.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

Term. The engagement of the Consultant shall continue for a term commencing on July 1, 2006 and ending on June 30, 2007 (the “Term”).

4.	The recital in Section 5.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

Termination. Beginning on July 1, 2006, the term of this Agreement shall be extended automatically from year to year, subject to termination by either party upon thirty (30)

days written notice. Upon termination, all sections of this Agreement (other than sections 1.3 and 6.10) shall terminate, unless both parties mutually agree otherwise in writing.

5.	The provisions of the Agreement that have not been amended hereby shall remain in full force and effect. The provisions of the Agreement amended hereby shall remain in full force and effect as amended.

6.	This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

CONSULTANT
/s/ Nachum Stein
Nachum Stein

COLEMAN CABLE, INC.
/s/ Richard N. Burger
Richard N. Burger
Executive Vice President, Chief Financial Officer, Secretary and Treasurer